Exhibit 99.1

Virco Reports First Quarter Results

•Net Sales Grew 59%
•Market for School Furniture in Strong Recovery
•Forward Indicator of Shipments + Backlog at Three-Year High
•U.S. Factories, Vertical Model Deliver Superior On-Time Customer Service, Shorten Order-to-Cash Cycle
•Reliance on Seasonal Debt at Three-Year Low

Torrance, California—June 11, 2021—Virco Mfg. Corporation released First Quarter results for the period ended April 30, 2021, in the following letter to Shareholders:

Reflecting a strong recovery in the market for school furniture, Virco reported a 59% increase in net sales for the first quarter ended April 30, 2021. For the months of February through April, net sales were $28,367,000 versus $17,817,000 in the same period last year. Gross profit increased 57% from $4,904,000 to $7,688,000, consistent with the revenue increase, as the Company responded effectively to higher raw material and freight costs. The operating loss for the seasonally light first quarter declined from $7,027,000 last year to $4,295,000 this year.

The Company’s preferred forward-looking indicator is “Shipments + Backlog,” which the Company defines as actual year-to-date net sales on a given date for the current fiscal year plus the un-shipped backlog that is expected to be recognized within that same fiscal year from customers that have already placed orders at confirmed prices and service terms. Recognizing that year-over-year comparisons to last year’s pandemic might not provide sufficient perspective, management looked back an additional year for comparison to more “normal” market conditions. The following chart shows three years of Shipments + Backlog at May 31 for the year indicated:

Shipments + Backlog at May 31,
2021	2020	2019
$ 107,334,000	$ 84,050,000	$ 99,396,000

In addition to robust levels of business activity, the Company has also achieved iterative efficiencies in its vertical business model. These have been highlighted by current stresses in global supply chains. The speed and flexibility with which the Company can convert low-cost raw materials into higher-value customer-specified finished goods, combined with the precise demand visibility provided by direct relationships with public and private schools, has allowed the Company to reduce its dependence on debt-financed inventory compared to prior years while still providing superior on-time delivery. Borrowings under the Company’s seasonal revolving debt facility are approximately half of last year’s level despite the significant increase in business activity. Management believes these efficiencies will persist through the current delivery season and perhaps into future years.

Here are the numbers for the first quarter ended:

	Three Months Ended
(In thousands, except per share data)	4/30/2021	4/30/2020

Net sales	$28,367	$17,817
Cost of sales	20,679	12,913
Gross Profit	7,688	4,904
Selling, general and administrative expenses	11,983	11,931
Operating loss	(4,295)	(7,027)
Pension expense	506	542
Interest expense, net	293	404
Loss before income taxes	(5,094)	(7,973)
Income tax benefits	(1,185)	(3,275)
Net loss	$(3,909)	(4,698)

Net loss per share - basic	$(0.25)	$(0.30)
Net loss per share – diluted (a)	$(0.25)	$(0.30)

Weighted average shares outstanding - basic	15,824	15,654
Weighted average shares outstanding - diluted (a)	15,824	15,654

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2021	4/30/2020	1/31/2021
Current assets	$59,988	$69,020	$50,967
Non-current assets	73,684	82,472	74,069
Current liabilities	29,642	42,386	22,106
Non-current liabilities	53,172	58,387	48,743
Stockholders' equity	50,858	50,719	54,187

Reflecting on the First Quarter’s results, Virco Chairman and CEO Robert Virtue said: “We’ve been making furniture for America’s schools since our founding in 1950. The COVID pandemic—both its lockdown and the current recovery—are unprecedented in our experience. One of the things we learned from prior recessions, although each one had its own cause and characteristics, was that coming out of recession was often harder than hunkering down during the midst of it.

“The habits of hunkering down are hard to break. We’re seeing that now in the unreliable performance of global supply chains. Some of our own materials and components have also been impacted, but we are fortunate, because of our commitment to our own U.S. factories, that we can make most of what we need in our own plants by quickly switching processes and lines to supplement components currently in short supply.

“We are very busy, and our employees are earning double-pay for every hour of overtime. We expect to be busy through year-end as the continuing stream of school recovery money makes its way through the system. We thank our employees for their stoutness through a very challenging time, and our shareholders for their conviction in our market and our business model.”

Virco President Doug Virtue added:

“We often say we’re at our best when we’re challenged. This past year has proven that. To generate positive cash flows during the pandemic and then continue that improvement as the recovery gains speed is gratifying. We’re now seeing the financial benefits of many years’ refinement of our vertical business model. We’re also proud to be part of the nationwide effort to reopen schools and get students back in the classroom, where we think they receive the most balanced learning experience.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of the percentage change in shipments plus unshipped backlog through May 31, 2021 compared to the same period in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-

saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2021, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.